UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 19, 2006

TD Banknorth Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51179	01-0437984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9540, Two Portland Square, Portland, Maine	04112-9540

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(207) 761-8500

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 19, 2006, TD Banknorth Inc. (“TD Banknorth”) and its majority stockholder, The Toronto-Dominion Bank (“TD”) entered into an Agreement and Plan of Merger (the “Agreement”) which sets forth the terms and conditions pursuant to which a wholly-owned subsidiary of TD will be merged with and into TD Banknorth (the “Merger”). The Agreement provides, among other things, that as a result of the Merger each outstanding share of common stock of TD Banknorth not owned by TD or its affiliates (subject to certain exceptions) will be converted into the right to receive $32.33 in cash.
     Consummation of the Merger is subject to a number of customary conditions, including, but not limited to (i) the approval of the Agreement by the holders of a majority of the outstanding shares of TD Banknorth common stock and the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by TD and its affiliates and (ii) the receipt of requisite regulatory approvals of the Merger.
     For additional information, reference is made to the Agreement, which is included as Exhibit 2.1 and is incorporated herein by reference, and the other exhibits filed herewith.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     In connection with the execution of the Agreement, the following executive officers of TD Banknorth executed waiver letters with respect to certain rights they had under their employment or retention agreements or compensation plans in which they participate: William J. Ryan, Chairman of the Board and Chief Executive Officer; Peter J. Verrill, Vice Chairman and Chief Operating Officer; Stephen J. Boyle, Executive Vice President and Chief Financial Officer; and Carol L. Mitchell, Senior Executive Vice President, General Counsel and Chief Administrative Officer. In the waiver letters, each of the above executive officers agreed that neither the execution of the Agreement nor the consummation of the transactions contemplated thereby, together with any changes in job duties, status or reporting responsibilities that are directly attributable to the Merger, the TD Banknorth common stock no longer being registered under the Securities Exchange Act of 1934, as amended, or the reality that TD Banknorth will become a wholly owned subsidiary, will constitute either a good reason or a change in control for purposes of their employment or retention agreement or in any compensation plans in which they participate. Reference is made to the copies of the waiver letters filed as exhibits to this report, which are incorporated herein by reference.
     The Agreement provides that TD and TD Banknorth will work together in good faith to adjust or amend the performance measures applicable to outstanding performance-based restricted stock units for the applicable performance periods that start in or after 2007. With respect to restricted stock units granted under TD Banknorth’s 2005 Performance Based Restricted Share Unit Plan (the “2005 RSU Plan”), the Agreement provides that the units will be settled as if target performance was achieved throughout the three-year performance period if such settlement would be more favorable to the holders of such units (other than holders whose award agreements were amended on January 31, 2006). TD Banknorth intends to amend the 2005 RSU Plan and individual award agreements as appropriate to reflect the Agreement.

Item 9.01 Financial Statements and Exhibits
          (c) The following exhibits are included with this Report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger among The Toronto-Dominion Bank, Bonn Merger Co. and TD Banknorth Inc, dated as of November 19, 2006 *

10.1	Waiver Letter entered into between TD Banknorth Inc. and William J. Ryan, dated as of November 19, 2006*

10.2	Waiver Letter entered into between TD Banknorth Inc. and Peter J. Verrill, dated as of November 19, 2006*

10.3	Waiver Letter entered into between TD Banknorth Inc. and Stephen J. Boyle, dated as of November 19, 2006*

10.4	Waiver Letter entered into between TD Banknorth Inc. and Carol L. Mitchell, dated as of November 19, 2006*

99.1	Press Release, dated November 20, 2006

99.2	Investor Presentation, dated November 20, 2006

*	To be filed by amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TD BANKNORTH INC.

	By:	/s/ Peter J. Verrill

Name: Peter J. Verrill Title: Vice Chairman and Chief Operating Officer

Date: November 20, 2006

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